Exhibit 23.1


                         Consent of Independent Auditors




The Board of Directors and Shareholders
EFTC Corporation:

We consent to incorporation by reference in the registration statements (Nos. 33-77938, 33-92418, 333-34255, 333-47943, and 333-50044) on Form S-8 of EFTC
Corporation of our reports dated January 31, 2001, relating to the consolidated balance sheets of EFTC Corporation and subsidiaries as of December 31, 2000 and 1999, and the related consolidated statements of operations, shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2000, and the related financial statement schedule, which reports appear in the December 31, 2000 annual report on Form 10-K of EFTC Corporation.




KPMG LLP

Denver, Colorado
March 29, 2001